Exhibit 23.4
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-______) pertaining to the 2008 Omnibus Incentive Plan of Sunrise Senior Living, Inc. of our report dated September 10, 2008 (except for Note 2.1.1 relating to going concern and paragraphs 2 to 6 of Note 11.1, as to which the date is December 23, 2008) with respect to the consolidated financial statements of PS Germany Investment (Jersey) Limited Partnership included in the Annual Report (Form 10-K/A) of Sunrise Senior Living, Inc., for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
London, England
July 24, 2009